Exhibit 99.1
Globecomm Systems Reports Fiscal 2011 First Quarter
Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—November 4, 2010— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of satellite-based managed network solutions, today announced financial results for the fiscal 2011 first quarter ended September 30, 2010. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as reporting adjusted EBITDA, a non-GAAP financial measure, for which the Company provides a detailed reconciliation on the attached table. A summary of the Company’s results are:
•	Service revenues increased 50.1% to a record $42.9 million as compared to $28.6 million in the same period last year.

•	Revenues from infrastructure solutions decreased by 46.1% to $10.3 million as compared to $19.1 million in the same period last year.

•	Consolidated revenues increased 11.6% to $53.2 million as compared to $47.7 million in the same period last year.

•	GAAP earnings per diluted share increased 67% to $0.10 in the first quarter of fiscal 2011 as compared to GAAP earnings per diluted share of $0.06 in the same period last year.

•	Adjusted EBITDA was $6.4 million in the first quarter of fiscal 2011 as compared to $4.0 million in the same period last year.
Fiscal Year 2011 First Quarter Results
Revenues for the Company’s fiscal 2011 first quarter increased 11.6% to $53.2 million compared to $47.7 million in the same period last year. Revenues from services increased 50.1% to a record $42.9 million as compared to $28.6 million in the same period last year. The increase in service revenue was primarily driven by an increase in access service offering coupled with the Company’s acquisitions of C2C and Evocomm, which combined contributed $4.3 million. Revenues from infrastructure solutions decreased by 46.1% to $10.3 million compared to $19.1 million in the same period last year. The decrease in infrastructure solution revenues was primarily caused by the timing of revenue milestones and by the global economic slowdown resulting in government and commercial customers and prospects delaying projects. Net income for the Company’s fiscal 2011 first quarter increased to $2.1 million or $0.10 per diluted share compared to net income of $1.2 million, or $0.06 per diluted share in the same period last year. Adjusted EBITDA for the first quarter of 2011 increased to $6.4 million as compared to $4.0 million in the first quarter of 2010.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “From an earnings perspective, the first quarter was stronger than originally anticipated. Infrastructure revenues came in as planned and we witnessed very strong related bookings in the first quarter, enabling what should be an increase over the prior year. We look forward to what is anticipated to be a record financial year and to the introduction of new products and service offerings.”
Keith Hall, President and COO, added “We are excited about recent infrastructure bookings and look for continued financial improvement for the overall business in the back half of the year. Our new subsidiaries C2C and Evocomm have performed as expected and have helped us achieve record service performance levels in Q1. The balance of organic and external growth remains strong and the team is executing well.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2011
Globecomm currently expects the following financial results for the fiscal year 2011:

•	Consolidated revenues to be between $290 and $305 million.

•	Service segment revenues to be approximately $175 million.

•	GAAP diluted net income per common share to be between $0.50 and $0.55.

•	Adjusted EBITDA to be between approximately $28 and $29 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and non-cash charges related to the valuation of contingent earn-out payments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under a new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized, and the fair value of contingent earn-out payments must be recognized as well as any changes in such fair value. Therefore, the exclusion of acquisition costs and non-cash charges related to the valuation of contingent earn-out payments in the Adjusted EBITDA calculation provides better comparability.
Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
About Globecomm Systems
Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise, and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2010	2009
Revenues from services	$42,932	$28,608
Revenues from infrastructure solutions	10,271	19,068

Total revenues	53,203	47,676

Costs and operating expenses:
Costs from services	30,359	20,602
Costs from infrastructure solutions	8,116	15,795
Selling and marketing	4,038	3,202
Research and development	1,099	751
General and administrative	6,111	5,515
Earn-out fair value adjustments	137	—

Total costs and operating expenses	49,860	45,865

Income from operations	3,343	1,811

Interest income	58	135
Interest (expense)	(79)	—

Income before income taxes	3,322	1,946

Provision for income taxes	1,189	705

Net income	$2,133	$1,241

Basic net income per common share	$0.10	$0.06

Diluted net income per common share	$0.10	$0.06

Weighted-average shares used in the calculation of basic net income per common share	21,032	20,363

Weighted-average shares used in the calculation of diluted net income per common share	21,543	20,788

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2010	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,600	$42,863
Restricted cash	5,027	5,025
Accounts receivable, net	46,119	49,222
Inventories	38,783	34,486
Prepaid expenses and other current assets	2,931	3,100
Deferred income taxes	1,602	1,602

Total current assets	127,062	136,298
Fixed assets, net	39,092	37,839
Goodwill	40,594	40,594
Intangibles, net	15,613	16,196
Deferred income taxes	6,533	7,635
Other assets	2,324	2,148

Total assets	$231,218	$240,710

Liabilities and Stockholders’ Equity
Current liabilities	$45,873	$59,586
Other liabilities	2,512	2,443
Long term debt	8,750	9,375
Deferred income taxes	2,203	2,203
Total stockholders’ equity	171,880	167,103

Total liabilities and stockholders’ equity	$231,218	$240,710

Globecomm Systems Inc
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2010	2009
Net income	$2,133	$1,241
Adjustments:
Interest (income)	(58)	(135)
Interest expense	79	—
Earn-out fair value adjustments	137	—
Provision for income taxes	1,189	705
Depreciation	1,688	1,344
Amortization	506	434
Stock compensation expense	753	432

Adjusted EBITDA	$6,427	$4,021